Exhibit 99.1
NorthStar Healthcare Income, Inc. to be Acquired by an affiliate of Welltower for $3.03 Per Share in a $900 Million Transaction

TOLEDO, Ohio and KANSAS CITY, Missouri, January 29, 2025 /PRNewswire/ -- Welltower® Inc (NYSE: WELL) (“Welltower”) and NorthStar Healthcare Income, Inc. (“NorthStar Healthcare”), an internally managed, public, non-listed real estate investment trust (REIT) that owns a diversified portfolio of seniors housing properties located throughout the United States, today announced that NorthStar Healthcare has entered into a definitive merger agreement to be acquired by an affiliate of Welltower, in an all cash transaction with an approximate enterprise value of $900 million.
Under the terms of the merger agreement, NorthStar Healthcare’s stockholders will receive $3.03 per share in cash. This per share consideration exceeds the net asset value per share of $2.96 determined by NorthStar Healthcare’s board of directors as of June 30, 2024.
Kendall Young, Chief Executive Officer and President of NorthStar Healthcare said, “Over the past few years, we have been executing on a disciplined strategy to improve the performance of our portfolio and opportunistically pursue dispositions, to create value and position NorthStar Healthcare for a liquidity event. We are pleased to have reached this agreement with Welltower, which is the culmination of these efforts and a great outcome for our stockholders, delivering a compelling, certain, cash value for their shares.”
Nikhil Chaudhri, Co-President and Chief Investment Officer of Welltower said, “We are delighted to have reached an agreement to acquire NorthStar’s portfolio of 40 seniors housing communities, which portfolio, subject to satisfaction of closing conditions and closing under the merger agreement, Welltower anticipates will be allocated to an entity affiliated with its recently announced funds management business. We expect that this portfolio will serve to further enhance our regional densification strategy through our existing geographic footprint and network of exceptional seniors housing operators. It has been a pleasure to work with Kendall and the NorthStar team to attain this win-win outcome for shareholders of both companies.”
Approvals and Timing
The proposed acquisition of NorthStar Healthcare by an affiliate of Welltower (the "Merger"), which has been unanimously approved by NorthStar Healthcare’s board of directors, is expected to close in the first half of 2025, subject to customary closing conditions, including approval by NorthStar Healthcare’s stockholders, who will vote on the Merger at a special meeting on a date to be announced by NorthStar Healthcare. The Merger is not subject to a financing condition.
Under the terms of the merger agreement, NorthStar Healthcare’s board of directors and advisors may actively initiate, solicit and consider alternative acquisition proposals during a 40-day “go shop” period starting from the date of the merger agreement. NorthStar Healthcare will have the right to terminate the merger agreement to accept a superior proposal subject to the terms and conditions of the merger agreement. There can be no assurances that this process will result in a superior proposal, and NorthStar Healthcare does not intend to disclose developments with respect to this alternative acquisition proposal solicitation process unless and until NorthStar Healthcare’s board of directors makes a determination requiring further disclosure.
Advisors
CS Capital Advisors is serving as financial advisor, and Morrison & Foerster LLP is serving as legal advisor, to NorthStar Healthcare.
About NorthStar Healthcare
NorthStar Healthcare, together with its consolidated subsidiaries, owns a diversified portfolio of seniors housing properties, including independent living facilities, assisted living facilities and memory care facilities located throughout the United States. NorthStar Healthcare was formed in October 2010 as a Maryland corporation and commenced operations in February 2013. NorthStar Healthcare elected to be taxed as a REIT under the Internal

Revenue Code of 1986, as amended, commencing with the taxable year ended December 31, 2013. NorthStar Healthcare conducts its operations so as to continue to qualify as a REIT for U.S. federal income tax purposes.
About Welltower
Welltower® Inc. (NYSE: WELL), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. Welltower invests with leading seniors housing operators, post-acute providers, and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people's wellness and overall health care experience. Welltower, a real estate investment trust, owns interests in properties concentrated in major, high-growth markets in the United States, Canada, and the United Kingdom, consisting of seniors housing, post-acute communities and outpatient medical properties. More information is available at www.welltower.com.
Additional Information and Where to Find It
This communication does not constitute a solicitation of any vote or approval in connection with the Merger. In connection with the proposed Merger, NorthStar Healthcare will file a proxy statement on Schedule 14A (the “Proxy Statement”) with the Securities and Exchange Commission (the "SEC"), which NorthStar Healthcare will furnish to its stockholders in connection with the special meeting of the stockholders to vote on the Merger. This communication is not a substitute for the Proxy Statement or any other document that NorthStar Healthcare may file with the SEC or send to its stockholders in connection with the Merger. BEFORE MAKING ANY VOTING DECISION, WE URGE STOCKHOLDERS TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NORTHSTAR HEALTHCARE AND THE PROPOSED MERGER. The proposals for consideration by NorthStar Healthcare’s stockholders regarding the Merger will be made solely through the Proxy Statement. Stockholders will be able to obtain free copies of the Proxy Statement and other documents filed by NorthStar Healthcare with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by NorthStar Healthcare with the SEC will be available free of charge in the Investor Relations section of NorthStar Healthcare’s website at www.northstarhealthcarereit.com.
Participants in the Solicitation
Pursuant to SEC rules, the directors and executive officers of NorthStar Healthcare may be deemed to be participants in the solicitation of proxies in connection with the approval of the proposed Merger. Information regarding NorthStar Healthcare's directors and executive officers and their respective interests in NorthStar Healthcare by security holdings or otherwise is available in (i) NorthStar Healthcare's definitive proxy statement on Schedule 14A for its 2024 annual meeting of stockholders, which was filed with the SEC on April 15, 2024 and (ii) subsequent statements of changes in beneficial ownership on file with the SEC. Additional information regarding the interests of such potential participants will be included in the Proxy Statement and other relevant materials to be filed with the SEC, when they become available, including in connection with the solicitation of proxies to approve the proposed Merger. These documents may be obtained free of charge from the SEC's website at www.sec.gov and NorthStar Healthcare’s website at www.northstarhealthcarereit.com.
Forward-Looking Statements
This communication includes forward-looking statements within the meaning of the federal securities laws. These forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” "anticipate," "believe," "expect," "estimate," "plan," or “intend” or other words or phrase of similar import. These statements are based on current expectations, estimates and projections about the industry, markets in which NorthStar Healthcare operates, management's beliefs, assumptions made by management and the Merger described in this communication. While NorthStar Healthcare's management believes the assumptions underlying the forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management's control. These risks include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Merger that may be instituted against the parties and others following announcement of the merger agreement; (3) the inability to consummate the Merger within the anticipated time period, or at all, due to any reason, including the failure to obtain the requisite stockholder approval, failure to obtain any required regulatory approvals or the failure to satisfy other conditions to completion of the Merger; (4) risks that the proposed Merger disrupts current plans and operations of NorthStar Healthcare or diverts management's attention from its ongoing business; (5) the ability to recognize the anticipated benefits of the Merger; (6) the amount of the costs, fees, expenses and charges related to the Merger; (7) the risk that the merger agreement may be terminated in circumstances requiring NorthStar Healthcare to pay a termination fee; (8) the effect of the announcement of the Merger on the ability of NorthStar Healthcare to retain and hire key personnel and maintain relationships with its managers, residents and others with whom it does business; (9) the effect of the announcement of the Merger on NorthStar Healthcare's operating results and business generally; and (10) the other risks and important factors contained and identified in NorthStar Healthcare's filings with the SEC, such as NorthStar Healthcare's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as well as NorthStar Healthcare's subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed from time to time, any of which could cause actual results to differ materially from the forward-looking statements in this communication.
There can be no assurance that the Merger will be consummated. We caution investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this communication. NorthStar Healthcare undertakes no obligation or duty to update or revise any of these forward-looking statements after the date of this communication, nor to conform prior statements to actual results or revised expectations, and NorthStar Healthcare does not intend to do so.
NorthStar Healthcare Contact:

NorthStar Healthcare Income, Inc.
PO Box 219923
Kansas City, MO 64121-9923
P: (877) 940-8777
E: InvestorRelations@northstarhealthcarereit.com
Welltower Contact:

Investor Relations: Krishna Soma, ksoma@welltower.com, (646) 677-8764; Matthew Carrus, mcarrus@welltower.com, (646) 677-8756; Media: Tara Gallagher, tgallagher@welltower.com, (214) 702-0774